UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): November 30, 2018

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

As reported on the Form 8-K of Unitil Corporation (the “Company” or the “Registrant”) dated August 30, 2018, Unitil Corporation’s New Hampshire based electric utility subsidiary, Unitil Energy Systems, Inc. (“Unitil Energy”), priced $30 million of its 4.18% Series Q First Mortgage Bonds due November 30, 2048 (the “Bonds”) through a private placement marketing process to institutional investors.

On November 30, 2018, Unitil Energy issued and sold $30 million of the Bonds to institutional investors pursuant to:

•

the Bond Purchase Agreement dated November 30, 2018 among the following parties (the “Bond Purchase Agreement”): (a) Unitil Energy; (b) U.S. Bank National Association (as trustee), (c) (i) United of Omaha Life Insurance Company, (ii) Companion Life Insurance Company, (iii) The State Life Insurance Company, (iv) American United Life Insurance Company, and (v) CMFG Life Insurance Company (the persons in this clause (c) are referred to as the “Purchasers”); and

•

the Fifteenth Supplemental Indenture dated as of November 29, 2018 among the following parties (the “Fifteenth Supplemental Indenture”): (i) Unitil Energy; and (ii) U.S. Bank National Association (as trustee).

The Bond Purchase Agreement, the Fifteenth Supplemental Indenture and the Bonds (collectively, the “Bond Documents”) collectively contain customary representations and warranties, covenants and events of default for a transaction of this type. The Bonds may or will become immediately due and payable upon an event of default, as described in the Bond Documents. The Bond Documents also contain a “fall-away” structure whereby the collateral securing the Bonds will be released after all other first mortgage bonds of Unitil Energy are paid, subject to certain additional conditions described in the Bond Purchase Agreement.

The foregoing summary of the Bond Documents does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Bond Documents, which are attached or incorporated by reference as exhibits to this Form 8-K. Certain of the Purchasers (or their affiliates) are holders of other indebtedness of the Company or its subsidiaries.

Unitil Energy plans to use the net proceeds from the offering to repay short-term debt and for general corporate purposes.

Unitil Energy offered the Bonds principally to institutional investors in an offering made pursuant to the exemption from registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended (“Act”).

The Bonds offered have not been and will not be registered under the Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities laws.

The Company intends this notice to comply with Rule 135c of the Act and, accordingly, this notice does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The Bond Documents attached or incorporated by reference as exhibits to this Form 8-K provide investors with information regarding their terms. The representations, warranties and covenants contained in the Bond Documents were made only for purposes of the Bond Documents and as of specific dates, were solely for the benefit of the parties to the Bond Purchase Agreement, and are subject to limitations agreed upon by the parties to the Bond Purchase Agreement. Moreover, the representations and warranties contained in the Bond Documents were made for the purpose of allocating contractual risk between the parties to the Bond Purchase Agreement instead of establishing matters as facts, and may be subject to standards of materiality applicable to the parties to the Bond Purchase Agreement that differ from those applicable to investors generally. Investors (other than the parties to the Bond Purchase Agreement) are not third-party beneficiaries under the Bond Documents and should not rely on the representations, warranties and covenants contained therein or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits

Number	Exhibit

4.1	Bond Purchase Agreement dated November 30, 2018 by and among Unitil Energy Systems, Inc. and the several purchasers named therein.

4.2	Fifteenth Supplemental Indenture dated November 29, 2018 by and between Unitil Energy Systems, Inc. and U.S. Bank National Association (as trustee).

4.3*	First Mortgage Bond, Series Q, 4.18%, due November 30, 2048, issued by Unitil Energy Systems, Inc. to United of Omaha Life Insurance Company.

*

This Bond is substantially identical in all material respects to other Bonds that are otherwise required to be filed as exhibits, except as to the registered payee of such Bond, the identifying number of such Bond, and the principal amount of such Bond. In accordance with instruction no. 2 to Item 601 of Regulation S-K, the registrant has filed a copy of only one of such Bond, with a schedule identifying the other Bonds omitted and setting forth the material details in which such Bonds differ from the Bond that was filed. The registrant acknowledges that the Securities and Exchange Commission may at any time in its discretion require filing of copies of any Bond so omitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITIL CORPORATION

By:	/s/ Mark H. Collin
Mark H. Collin Senior Vice President, Chief Financial Officer and Treasurer

Date:	December 4, 2018